Exhibit 99.1

EDITED TRANSCRIPT

FCN - Q2 2013 FTI Consulting, Inc. Earnings Conference Call

EVENT DATE/TIME: AUGUST 08, 2013 / 01:00PM GMT

OVERVIEW:

FCN reported 2Q13 revenues of $414.6m and adjusted EPS of $0.58. Expects 2013 revenues to be $1.62-1.65b and adjusted EPS to be $2.10-2.20.

AUGUST 08, 2013 / 01:00PM GMT, FCN - Q2 2013 FTI Consulting, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Mollie Hawkes FTI Consulting Inc — IR

Jack Dunn FTI Consulting Inc — President and CEO

Roger Carlile FTI Consulting Inc — CFO

Dennis Shaughnessy FTI Consulting Inc — Chairman

David Bannister FTI Consulting Inc — Chairman of North America

CONFERENCE CALL PARTICIPANTS

Kevin McVeigh Macquarie Research — Analyst

Joseph Foresi Janney Montgomery Scott — Analyst

Tim McHugh William Blair & Company — Analyst

David Gold Sidoti & Company — Analyst

Randy Reece Avondale Partners — Analyst

Tobey Sommer SunTrust Robinson Humphrey — Analyst

Paul Ginocchio Deutsche Bank — Analyst

PRESENTATION

Operator

Good day and welcome to the FTI Consulting second-quarter 2013 earnings conference call. As a reminder, today’s call is being recorded. Now for opening remarks and introductions, I would like to turn the conference over to Ms. Mollie Hawkes of FTI Consulting. Please go ahead, ma’am.

Mollie Hawkes - FTI Consulting Inc - IR

Good morning. Welcome to the FTI Consulting conference call to discuss the Company’s second-quarter 2013 results as reported this morning. Management will begin with formal remarks, after which we’ll take your questions. Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 21 of the Securities Exchange Act of 1934 that involve risks and uncertainties. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues, future results and performance expectations, plans or intentions relating to financial performance, acquisitions, business trends, and other information or other matters that are not historical including statements regarding estimates of our future financial results.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the Safe Harbor statement in the earnings press release issued this morning, a copy of which is available on our website at www.FTIconsulting.com as well as other disclosures under the heading of Risk Factors and Forward-Looking Information in our most recent Form 10-K filed with the Securities and Exchange Commission on February 28, 2013, the current report Form 8-K filed with the Securities and Exchange Commission on May 31, 2013 and in our other filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call and will not be updated. During the call, we will discuss certain Non-GAAP financial measures such as adjusted EBITDA, adjusted segment EBITDA, total adjusted segment EBITDA, adjusted earnings per share, and adjusted net income. For a discussion of these and other non-GAAP financial measures as well as our reconciliation of non-GAAP financial measures to the most recent the comparable GAAP measures, investors should review the press release we issued this morning. With these formalities out of the way, I would like to turn the call over to Jack Dunn, President and Chief Executive Officer of FTI Consulting. Jack, please go ahead.

Jack Dunn - FTI Consulting Inc - President and CEO

Thank you, Mollie. Welcome and thank you for joining us today to discuss our second-quarter 2013 results and guidance for the remainder of the year. With me on the call are Dennis Shaughnessy, our Chairman; Roger Carlile, our Chief Financial Officer; and David Bannister, our Chairman of North America. This morning we

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announced our second-quarter results and by now I hope all of you have had a chance to review them. If not, as Mollie said, they can be found on our website at www.FTIconsulting.com. For the quarter, revenues for the Company increased 5% year-over-year to $414.6 million. Adjusted earnings per share were $0.58. As we said in the press release, however, the most significant factor affecting the quarter’s performance and our reduced guidance for the year was slowing demand for bankruptcy and restructuring work in North America. Record levels of new speculative grade and structured finance offerings and the continuation of the Fed’s policy of quantitative easing have resulted in lower-than-expected default rates and demand for bankruptcy and restructuring services.

To give this some perspective, during the first half of 2013, approximately $790 billion a speculative grade loans and high-yield bonds were issued. This compares to $445 billion in the first half of 2012 and $990 billion in all of 2012. In the institutional loan market, a record $385 billion was issued of which only approximately 25% was new money compared to an historical average of 50%. The vast majority of the funding went to recapitalize and refinance existing transactions as opposed to funding buyouts, mergers, or new transactions. All of this refinancing activity and the easy-money policy in the Fed have sustained default rates at historically low levels. As we look further into the future however, the record level of highly-levered debt outstanding over the long-term should create the potential for significant engagements when interest rates and default rates regress to more normal levels. As a result, we have reduced our guidance for 2013 and now estimate that revenues for 2013 will be between $1.62 billion and $1.65 billion and adjusted EPS will be between $2.10 and $2.20.

Now turning to the results for the quarter. Our Economic Consulting segment continued its excellent performance. Second-quarter revenues of $111 million increased 12% year-over-year. Revenues were driven by continued strong demand for our antitrust litigation services in North America and Europe and international arbitration services in Europe. In Corporate Finance/Restructuring, second-quarter revenues were $96.7 million. Our recently-acquired businesses contributed $13 million in revenues during the quarter. In addition, we saw improved performance in Europe and in our telecommunications, media, and technology practice. As we discussed however, these revenue contributions were offset by weakness in our core North America bankruptcy and restructuring business. In Forensic and Litigation Consulting, second-quarter revenues were $105.1 million. This included 12% year-over-year revenue growth in the health solutions practice and strengthened our US financial and enterprise data analytics practice, while demand for North America investigations and trial services practices were soft. Looking forward, we believe the apartment of Mary Jo White as the chair of the SEC and the formation of the Financial Reporting and Audit Task Force may signal am increased emphasis on enforcement in the future.

In Technology, revenues of $51.2 million increased 7% year-over-year even as revenues from large legacy cases continued to burn off. M&A-related second request matters contributed to the increase in the quarter. New matters and unique clients with new matters also increased significantly during the quarter, reflecting the benefit of our increased strategic investments in sales and marketing personnel. As a reminder, though, we have one large matter that is rapidly drawing to a close. The decline of that matter reduced first-half revenue by $12 million compared to the prior year and is expected to reduce second half revenues by approximately $20 million. As a consequence, we expect revenue for this segment to decrease somewhat for the back half of the year compared to the first half. During the quarter, Gartner named our Technology segment to the leaders quadrant of its annual Gartner Magic Quadrant for E-Discovery Software report. The strength cited in Gartner’s report are based on client references and are a testament to the quality of the work of our Technology professionals that they perform on a daily basis. Gartner’s leader ranking reflects our ability to provide a smart and comprehensive approach that improves the e-discovery process, contains costs, and manages critical enterprise information demand.

In Strategic Communications, revenues of $50.6 million increased 8% year-over-year. Our efforts to diversify our offering by building out our public affairs capabilities were evident in second-quarter results with the acquisition of the C2 Group, a US public policy group acquired in March of 2013. The group, which focuses on detailed analytics to provide advice to clients, joined us during the quarter and contributed $1.5 million in revenues. Just as importantly, it provided us with entree to additional opportunities as clients increasingly seek informed advocacy services in the pursuit of legislative and regulatory outcomes. The remaining revenue growth was largely due to improved project income in North America and in Europe, Middle East, and Africa and increased pass-through revenues for certain North America retained engagements.

We are pleased that we continued to top the Mergermarket M&A League Tables and M&A Deal Volume globally in the second quarter. According to Mergermarket, however, announced deals in the quarter remain depressed. M&A volumes declined 19% year-over-year and M&A deal values dropped 15% year-over-year. That said, Mergermarket also reported that second-quarter early-stage M&A activity jumped 14% year-over-year and 24% sequentially [marked from] the biggest quarterly boost that Mergermarket has witnessed since it started tracking early-stage M&A five years ago. In our Economic Consulting segment, we have also begun to feel increased M&A activity and, as noted, Technology saw a nice increase in second-request work. [But] these factors indeed combined to signal a positive trend in M&A activity that would be a very positive development benefiting our entire Company.

From a geographic perspective, Asia Pacific revenue increased 28% year-over-year. The increase was largely driven by revenue contributions from the acquired businesses we mentioned in Australia, as this region continues to grain broader strategic significance to our Firm. Our expanded network in Australia promotes increased synergies with our already-established businesses there and we now have offices in five cities, four established segment leaders, and 244 employees there. Forensic and Litigation Consulting also contributed to year-over-year revenue growth with a 10% year-over-year increase driven by growth in our construction, solutions in global risk, and investigation practices. In EMEA, revenues increased 16% year-over-year. Revenue increases were driven by year-over-year increases in our Economic Consulting, Corporate Finance Restructuring, and Technology segments. Our Economic Consulting revenues improved 35% year-over-year and margins are approaching those achieved in the US.

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Economic Consulting benefited from the strength of our European international arbitration practice, as our London-based Econ Consulting professionals were highly utilized during the quarter. We also saw an uptick in demand for Europe-based energy engagements during the quarter. In Corporate Finance Restructuring, we benefited from several large engagements in our UK restructuring practice, resulting in year-over-year revenue and adjusted EBITDA improvements. In North America, revenues increased 1% year-over-year. This increase was driven by continued strength in our Economic Consulting but as noted, these increases were offset by revenue declines in our North America bankruptcy and restructuring and our US investigations practices. In Latin America, revenues declined 14% year-over-year, with declines in Corporate Finance and Restructuring more than offset good trends that we saw in Brazil and Mexico. With that brief overview, I will now turn it over to Roger to provide more color on the quarter. Roger?

Roger Carlile - FTI Consulting Inc - CFO

Thank you, Jack. As mentioned in our press release, our results included two non-cash items, which had an offsetting effect on our adjusted EPS and increased our adjusted EBITDA by $4.1 million as compared to the prior-year quarter. The first was a revaluation gain resulting from the revaluation of an acquisition-related contingent consideration liability, commonly referred to as an earn-out liability. The reduction in this liability was recorded as income and is included with the acquisition-related contingent consideration line in our condensed consolidated statements of comprehensive income. This revaluation gain increased adjusted EBITDA for the quarter by $8.2 million, increasing adjusted segment EBITDA of the Corporate/Finance Restructuring segment by $6.3 million and the adjusted segment EBITDA of the Forensic and Litigation Consulting segment by $1.9 million. It also increased EPS and adjusted EPS for the quarter by $0.18. The second quarter of 2012 also included a similar revaluation gain, which increased adjusted EBITDA by $4.1 million in that quarter, increasing Corporate/Finance Restructuring segment’s adjusted segment EBITDA by $3.8 million and adjusted segment EBITDA for the Forensic and Litigation Consulting segment by $300,000 and an increased EPS — adjusted EPS for the prior-year quarter by $0.08.

The second non-cash item was a valuation reserve of $6.9 million, which was recorded to reduce a deferred tax asset related to foreign tax credits, which based on a current assessment may not be realizable in the future. This reserve is based on future estimates of foreign source income as recorded as an increase in income tax expense for the quarter. This item reduced both EPS and adjusted EPS in the quarter by $0.17. Finally, to update our guidance on cash flows, we currently expect our cash from operations for 2013 to be between $200 million and $225 million and for our capital expenditures for the year to be between $42 million and $47 million. The $10 million increase above our previous capital expenditure guidance is primarily related to change structure and timing of payments related to the finish-out of our new London office, which is expected to be occupied early next year. And with that, I’ll turn the call back to you, Jack.

Jack Dunn - FTI Consulting Inc - President and CEO

All right. With that, we will turn it over for your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Kevin McVeigh, Macquarie.

Kevin McVeigh - Macquarie Research - Analyst

I wonder if you could give us a sense on the Economic Consulting side, given the pick-up in capital markets, would’ve thought would’ve seen a little more of an uptick there. Is any — just off on the back half and whether that could offset some of the slowing we’re seeing on the Corporate Finance and Restructuring side?

Dennis Shaughnessy - FTI Consulting Inc - Chairman

It is Dennis, Kevin. They are already obviously producing significant year-over-year gains and we have a lot of retentions in M&A which are influenced by capital markets and we have a lot of retentions in complex litigation and have gotten some very — potentially large ones recently, front-page news cases that you guys have been reading about. They would have the influence depending on how these cases take off to move that number upwards, so you do have some upward possible expansion of that second quarter — I’m sorry, of the second half forecast for Econ. On the other hand, remember, they already are producing an excellent year, double-digit growth, and so we have to be a little careful about expecting too much more out of that, but that would be one area where we would have upside leverage.

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Kevin McVeigh - Macquarie Research - Analyst

Got it and then just on the Corporate Financing and Restructuring, any sense, are we a new range of margins for that business just given obviously with the Fed easy-money or as that starts to run off, is that something that we think snaps back sooner rather than later in the States and then just any thoughts on that business in Europe, as well as Europe is starting to feel a little better and that is part of the reason for the adjustment to the guidance or was it primarily US at this point and we will see the way Europe plays out over the balance of the year?

David Bannister - FTI Consulting Inc - Chairman of North America

[I’d say balance]. And let me try and give you a little more color on how we got to where we are there and see if that helps answer your question. Like any Company, we start building our budgets in the fall of the year and last fall, default rates in the US according to S&P were going from an average in the year of 2% to 2.5% up to 3% by September of last year. Remember, the long-term average for those default rates is around 4.5% so not a robust market but an apparently improving market. More importantly, the S&P was forecasting a forward level default rate of about 3.7% so in putting together our budgets and eventually our guidance, we assumed a level of around 3%, which is where was when we prepare the budgets and pretty significantly below what S&P was projecting.

In fact, what we have experienced this year is levels of around 2.5% through the year so a full almost 20% below what we had expected and probably almost 40% below what S&P was expecting so it has clearly been a much slower market than we expected during the year and you can see the consequence of that in a number of our numbers. So for example you’ll see the revenue [per person] of that business is down about 20%. Folks are scrambling to get work, pricing becomes more challenging as there is capacity chasing the few deals that are getting done. But as Jack pointed out in his comments, recognize there was a massive amount of refinancing and a massive amount of new issuance in high-yield or speculative-grade debt that as things regress to the norm, should eventually provide backlog for us. We don’t know when that can change. We don’t know when the Fed may start slowing down the quantitative easing, but things generally work back to more normalized levels so we’re not believing that this business that is permanent injured but rather one that is operating at very, very low levels of demand and is working hard to get the work they can do. So that is it. Jack, you want to elaborate on that?

Jack Dunn - FTI Consulting Inc - President and CEO

Specifically, on your question, the problem is in North America. In Europe, we are having an excellent year. We’ve had some very good new business acquisitions and we actually made a conscious decision to make an investment to even expand and beef up our transactional support group over there. We have been able to attract from the top talent from one of the accounting firms there. That will be an investment that will — a $0.07 to $0.08 investment this year because of obviously restrictions on when they can begin to work and start paying but we felt so strongly about the potential and the individuals and the opportunity to get them that even in a slow year for Corporate Finance globally we decided to make this investment and so that $0.07 clearly is part of the penalty that we are going to incur in the second half and brought our guidance down.

But far and away, the bulk of the problem is in North America. And you’ve been reading about several major retailers and the fact that they have had serious operational sales problems. There was lots of speculation about what would happen to them, whether they are going to have to formally restructure. We anticipated significant assignment in some of those. On the other hand, they were able to receive increase financing and we will just have to see whether that bought them enough time to change their operations or whether they will have to, in fact, engage in a formal restructuring, in which case they would be very large assignments and we would expect as we normally would to participate in those. So the problems in North America, you are right, the business that you’re getting right now that’s smaller obviously has lower margins. It is more complex as far as manning and you simply don’t have the ability to get to the streamline margins that you do.

And then you have to be realistic about your costs. We’re trying to — we are assessing what our personnel complement needs to be in view of this demand curve. We are making adjustments to that as we speak and, on the other hand, these practices are built for the long-term as the Company is and you certainly aren’t going to do anything radical because we are in, granted, a historical lull as far as default rates, as David said. So the problem, specifically, is in North America. We are on budget in Australia, we look very strong in Singapore and we anticipate a stronger second half in Latin America in the Restructuring. And in Europe, as we said, with the exception of the penalty that we consciously agree to make in the investment on the transactions for the guys, they will have a good year. It really resides in North America and we just have to be cautious and we’re trying to give you the best flavor we can of what we see in the second half.

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Kevin McVeigh - Macquarie Research - Analyst

That’s helpful. And then just one more if I could. Is it a scenario where some associated from North America can be deployed to Europe from a utilization perspective longer-term? Do they similar skill sets or is a pretty siloed from a consultant perspective?

Jack Dunn - FTI Consulting Inc - President and CEO

It’s not that easy. It sounds easy and people who have certain industry expertise obviously they move around but then you have to have matching language skills and things like that. The rules and everything in Europe are statutorily significantly different than over here so while your general expertise of [analyst help]. It is just very, very expensive to do it that way. And so the challenge is more to get the personnel complement aligned right for our expectations here in North America and grow [into] to the other parts of the world that seem to have a little more tailwind.

Kevin McVeigh - Macquarie Research - Analyst

Got it. Thank you.

Operator

Joseph Foresi, Janney Montgomery Scott.

Joseph Foresi - Janney Montgomery Scott - Analyst

Guys, could just take a little bit of time here and help us understand the new guide by service line? You had mentioned that $0.07 is coming from an investment but are we taking down Restructuring and Technology, how are we thinking about the run rates of the individual businesses in the new guidance?

Roger Carlile - FTI Consulting Inc - CFO

Yes, Joe, it’s Roger Carlile. When you look at the guidance first, and [let me get this], David mentioned earlier, when you look at the guidance versus where we were, the guidance we gave at the beginning of the year, the real change is the Corporate Finance and Restructuring segment. It was mentioned that the real impact there is in North America. If you look at the other businesses, they generally, as we said, Economic Consulting is performing strongly, a little bit better than we expected. Technology in the first half of the year was performing better than we expected because we were forecasting a bit more severe burn-off of some of those legacy cases that we mentioned. Strat Comm is doing about as we thought and FLC is doing a shade less than what we thought at that time so really when you look going forward, that is all in our forecast fairly stable in those regards, other than the comments about Tech where we think the back half of the year could still be down from the first half of the year because of the legacy case burn-off. And the real change is attributed to Corporate Finance/Restructuring coming in below. As you can see from those numbers essentially the acquired revenue was fully offset by the miss in North America so that is the issue we are facing as we look forward.

Joseph Foresi - Janney Montgomery Scott - Analyst

Got it but if you look at the numbers here, is it a balance between Tech and Cor Fin but it sounds like you’re saying that most of it is coming from Cor Fin because that is a pretty considerable drop that you are expecting in that business the back half of the year so I am just trying to make sure that I balance it out as I look at the numbers?

Roger Carlile - FTI Consulting Inc - CFO

Yes, you can think of it being primarily Cor Fin but a little bit of Tech down in the back half compared to the first half.

Jack Dunn - FTI Consulting Inc - President and CEO

Yes, Tech actually probably had one of the best new business halves they’ve had in three or four years of just the two assignments that are burning off and will end literally as we speak now and over the next 120 days. [We are] so huge that they’re just having to replace a big hole. They are been successful in doing it but it makes us reluctant to forecast that they could beat the year’s projections. They most likely will be somewhat down in the second half just simply on timing. But the new business side of it actually looks extremely good.

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Joseph Foresi - Janney Montgomery Scott - Analyst

Got it. You’ve seen the ebbs and flows for probably a number of different years in the Restructuring business. How quickly can business come back there from interest rate perspective and let’s assume that we stay at this level or near this level for an extended period of time. What other catalyst do see the business that could maybe compensate for it? Not [improve it]?

Jack Dunn - FTI Consulting Inc - President and CEO

I will start. If we stay at this level for an extended period of time, it says that you have probably replaced maybe some artificial funding from the Fed and aggressive management of the capital markets with real solid economic growth. If you have real solid economic growth, we know the companies have historically high liquidity on their balance sheets, their stocks have returned to more favorable valuations. But there’s not a lot of external organic growth so you are going to see M&A and you’re going to see capital markets work. So the Company — everybody asks this, how do bet long-term, well we would rather bet for robust economies and robust capital markets. We would benefit much more if Restructuring longer-term stayed down because of tailwinds coming out of frothier economic news. So something has to give. You are either going to see this artificially managed cost of funds that we have and it will start to release and will return to something more akin to probably default rates that we were used to over time. Now whether it pops back to 4%.

But you talked about how quickly. It only takes two or three major companies that you guys have been reading about struggling and having bad operational problems to have to file. And if that is the case, these assignments as we’ve seen from large assignments that we’ve had in the past can be extremely big and they start off quickly and the actual first year tends to be the most intense because of the amount of time that you put on it. So it can turn very quickly. Forecasting that is dangerous, especially in view of the fact that again the supposed experts in this have missed it so badly in the rating agencies and we certainly haven’t been much better. But it is really a dual track. If it stays the way it is for a prolonged period of time, the driver of that has to be good economic news and we have huge upside there in our businesses. If it doesn’t stay that way, it can then swing quickly and we would be a major beneficiary of that.

Joseph Foresi - Janney Montgomery Scott - Analyst

Okay and then maybe you can give us some idea of what the size of your healthcare practice is now and what vertical that is in and some of the resources that you’re devoting to that?

Dennis Shaughnessy - FTI Consulting Inc - Chairman

Yes, as you know, we [allied] that business in a way that we thought we could take it to market more successfully so we — earlier this year we took groups that were already working together but not administratively or managerially going to market together out of our Corporate Finance and FLC businesses and brought those together and it is fully reported within the Forensic and Litigation Consulting segment now. That practice is running in the range of $100 million a year. It is growing at double-digit rates around 12% in this quarter but you will see that growth rate pick up as they are able to get the kinks worked out of being together and having a unified go-to-market strategy. So we’re very excited about where the business is and where it is headed.

Jack Dunn - FTI Consulting Inc - President and CEO

I’ll add a little bit there too. Our challenge there really is recruiting enough headcount, so that [what is one of our] we have business, we have work to do and we are challenged and actively out looking for folks to add to that business. It does require more specialized skill set. They are not ubiquitous. You can’t simply move people into it. We actually had physicians and clinicians and so forth in that practice doing work inside of hospitals but we think there is very — as other companies have reported, we are seeing very strong demand in that area.

Joseph Foresi - Janney Montgomery Scott - Analyst

Thank you.

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Operator

Tim McHugh, William Blair and Company.

Tim McHugh - William Blair & Company - Analyst

For just want to ask about the Technology segment. The $20 million, is that relative to the first half of the year or was that a year-over-year comparison?

Jack Dunn - FTI Consulting Inc - President and CEO

That is year-over-year.

Tim McHugh - William Blair & Company - Analyst

Okay and factoring that in, where would we sit as we get to the end of 2013 with those large cases? Could you—?

Jack Dunn - FTI Consulting Inc - President and CEO

One of them has extinguished to the point of insignificance. The other one will stop to the point of non-materiality so we have relationships with both of the companies and it doesn’t mean we won’t continue to do business but nothing like we experienced because both of the issues have finally settled. So you might see something, Tim, you might see something like $1 million, $1.5 million a month relationships with people that just simply are ongoing type of relationships but nothing like we experienced in the past. So the difference year-over-year in second half is about $20 million and the difference year-over-year in the first half was about $13 million and in all honestly we thought that would end somewhat sooner so the first half benefitted from some follow-on work we had to do in wrapping up some of these.

Tim McHugh - William Blair & Company - Analyst

So it may still be a year-over-year drag in the early part of ’14 but if we looked at the quarterly run rate towards the end of ’13, that should be closer to a post those large cases, steady?

Jack Dunn - FTI Consulting Inc - President and CEO

Correct. That is a good way of putting it. You still have revenue in the first two quarters from predominantly one of the relationships and so you would be lapping that obviously at a much lower level than we are lapping it first half this year but it will end as far as being a material impact on their results predominately third-quarter for sure and in the fourth quarter.

Tim McHugh - William Blair & Company - Analyst

And you talked about some strong new business and specifically sounds around second requests. I know those can be lumpy but what is your — excluding those large cases — is the outlook improved? Do feel better about that given the new case wins? The sustainability of the second request work?

David Bannister - FTI Consulting Inc - Chairman of North America

This is Dave. In the quarter, we had approximately 28% growth if you ignore the effect of our one big case. So we were very bullish on the new business effort in that area. It’s not just second request, that growth also was in existing areas such as financial services and financial institutions and significant business there, legacy relationships with large pharmaceutical companies, and other sorts of matters. So I would say what we’re most excited about is between the reemergence in the Magic Quadrant of our — the totality of our practice and the recognition of our peers and our customers of how well we’re doing a terms of providing services there, in the Gartner report. And we’re going to ease [the greater count equaling three], which is really that much back in the game and in fact ahead of the game in terms of the way clients and users of the products interact with the underlying robust technology. We’re pretty encouraged about our ability to keep winning business there and working

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on important matters but what is really gratifying is we had those kinds of growth numbers the first quarter despite that very heavy lapping of a very important piece of business, one we’re not going to apologize for but really a lot of hard work to drive a 28% growth rate away from that one engagement. So that’s a [testament] to how well that product is working and those people are working.

Tim McHugh - William Blair & Company - Analyst

Okay and just on the Restructuring side, are you seeing the business actually trend down sequentially or is it — did you — I’m trying to understand — did you expected it to pick up as the year progressed and you’re just not seeing the pick-up? I’m trying to understand if it is getting weaker or it’s just not picking up the way you thought it was going to?

Jack Dunn - FTI Consulting Inc - President and CEO

Yes to both questions. Number one, there were some relationships we had that probably ended faster than we thought so they might have thought they had longer runway to replace them so that is just an absolute trend down. And number two, it’s the big assignments. We simply aren’t seeing the big assignments because the companies that are large and have the most operational issues also have most access to capital right now. So we are seeing a definite trend in defaults that is not coming back anywhere near historical trend lines and clearly from what we hear from our peers in the market, they are witnessing the same thing. So you could see from bankruptcy filings there have been very few big bankruptcy filings and again, that is why we adjusted the second half as much as we have adjusted it because we simply don’t — we just don’t see the business there right now although it can obviously snap back quickly in that area.

Roger Carlile - FTI Consulting Inc - CFO

Tim, it is Roger. If you look at the press release and think about that we acquired — businesses [are bringing very success for us]. There are an important markets in that segment in both Australia and in our valuation financial advisory services group. But that is $13 million of revenue and we were essentially flat so that $13 million of organic decline, which is primarily in North America, that shows you the level of impact of just going down from where we were even if we had planned for the rest of the year to be flat.

Tim McHugh - William Blair & Company - Analyst

Okay. All right. Thank you.

Operator

David Gold, Sidoti.

David Gold - Sidoti & Company - Analyst

Just a little bit of follow-up on changes at the SEC and how that affects us. If we look at the landscape, it seems to be playing out pretty closely along the lines of what you expected if we go back a year or so ago with change in leadership, reramp in lieutenants. But a lot of that is now in position from what we can tell so just wanted to get a sense for thinking there as to how long it may take for that to ramp up a little more and maybe more meaningfully enough for us to see some benefit at FLC?

Jack Dunn - FTI Consulting Inc - President and CEO

Well we would benefit in FLC and Econ because obviously FLC on the investigative side and the support side and then Econ often on the damage expert testing, buying side. We are feeling the benefit of that changeover as we speak so we have been retained in some very notable cases that have been launched recently or announced recently or at least come to a more combative position recently. And our feeling is that it is a priority in the latter part of this administration’s term that they do want to show success in prosecuting what they feel are excesses and so we would expect that we and others will benefit from increased, say, lack of settlement, more of a pugnacious attitude, taking it to trial, trying to get criminal verdicts, David, as well as civil. So they are going for things now that obviously start to argue that people have big fights on their hands or that they are fighting in some cases for their institutional lives so those are obviously ones that tend to involve a lot of work from people like ourselves.

AUGUST 08, 2013 / 01:00PM GMT, FCN - Q2 2013 FTI Consulting, Inc. Earnings Conference Call

Roger Carlile - FTI Consulting Inc - CFO

David, it is Roger. For the FLC business, it has been a while. You have heard us talk for 12 months to 18 months probably about the depressed SEC activity heading into the elections and how we thought things could change once you got past the election, you had a new chair for the SEC [name] and you are seeing that. Other things around the world are positive. So it remains to be seen how it all plays out for us as we go forward but the trends for the Forensic Litigation Consulting business, particularly in the forensic investigation side are as positive as they have been in a while. You’ve heard Jack joke in the past about whether integrity has broken out on all places around the world but the appearance of integrity may be breaking out in some places of the world because you had again today the second announcement of the Chinese government looking at bribery allegations for another foreign pharmaceutical and so as you look around the world, it seems to be that companies are coming around — you’re going to see more of the FCPA, the bribery investigations. You have the SEC talking about getting back to their financial reporting task force and investigations teams. Again, as it remains to be seen how it plays out, but those are some things that haven’t been happening in the marketplace for that business for a while.

David Gold - Sidoti & Company - Analyst

Got you. Okay. Fair enough. And then one other. When we think about the adjustments in guidance, when we think about top-line reduction versus bottom-line, you called out $0.07 for investment in Europe but more broadway, should we think about the rest of the variance as just negative operating leverage and also with that are there cost adjustments you might be able to make in the next few months?

Dennis Shaughnessy - FTI Consulting Inc - Chairman

Clearly, we’re looking harder at all costs across the whole Company. David, it sounds like a cliche but most of the issue is not revenue it is about mix and as you can see the revenues isn’t reduced that much because we are replacing revenue in other areas. But unfortunately the revenue that is replacing it does not have — traditionally our highest consulting margin is in Restructuring. And so you are replacing maybe at the margin, 30% plus type of contribution with businesses — we’ll just pick Economics, which traditionally has been around a 20% margin business — with robust growth by Economics but that is 10 margin points as you trade $1 for another. So the issue isn’t so much the revenue line. As we said, we didn’t adjust it that much. The issue really is the mix and so you’re seeing — we anticipate growth in the second half in Econ, we anticipate actually, we have good tailwinds we’re seeing now behind Strat Comm, because they have a stronger second half in view of — we finally had our first really good contentious M&A fight that we were involved in here in the States and the capital markets in London have opened up and there are capital transactions and obviously given our market share there, we will benefit from that.

So — but again, they tend to be lower-margin business so you’re seeing Econ have strong, you are seeing them move up, and then again, the margin trade-off on Tech is just simply where you have one of your biggest relationships — is easier to manage it, it’s easier to manage, you tend to make more margins on — even though pricing is the same than, say, a basket of smaller ones, where you might have the same pricing but it has just a bit difficult to service it and get the margins. So you are seeing some margin erosion there in the second half because you are replacing one giant job that was extremely profitable because our ability to manage it with a whole series of smaller ones and so again, it is not a revenue issue as much as it is a mix issue.

Roger Carlile - FTI Consulting Inc - CFO

And Dennis, to add to you, it’s not just a mix of bigger jobs, smaller jobs, but for example, in Corporate Finance, and as David, we’re mentioned working hard to generate that revenue, a lot of that revenue is now non-distressed or less distressed types of services. And they don’t carry quite the same margins that a project does that is in Bankruptcy or Restructuring. So the revenue — you have a mix of the revenue that impacts margin as well.

David Gold - Sidoti & Company - Analyst

Perfect. Perfect. Thank you both. That’s helpful.

Operator

Randy Reece, Avondale Partners.

AUGUST 08, 2013 / 01:00PM GMT, FCN - Q2 2013 FTI Consulting, Inc. Earnings Conference Call

Randy Reece - Avondale Partners - Analyst

I just wanted to get clear — or clearer for me what your expectations were for headwinds on large multi-year projects. When you put together guidance entering the year, what has changed on that and what has changed otherwise since you gave original guidance?

David Bannister - FTI Consulting Inc - Chairman of North America

It’s Dave Bannister, Randy. We do not have significant changes in our expectations around large multi-year engagements that were existing at the time. I would say the difference is, for example, within Corporate Finance typically in any given year, 25% to 40% of their revenue is comprised by their 4 the 10 largest projects. We simply do not have any new large projects going on in that business. A lot of this is public information. You can go look at the filings for our fees, [fiats] around things like Lehman Brothers and you will see the annual revenues of $50 million or something for engagements like that. Right now, our largest engagements in that segment are probably open below $5 million a year in terms of revenue. So it is not that our — that we misunderstood what was going on with extant large engagements but rather that the failure to book a new engagements of that level. Same with — the run-off in Technology is actually somewhat better or slower or the revenue has continued longer than we thought with respect to a couple of large ones but not in a particularly material sense. The biggest factor is, and again I tried to say this earlier, when we put together our budgets and put together our guidance, we were — S&P was looking for somewhere around 3.4% to 3.74% default rates. We used 3%. In fact, we are running at about 2.5%. And that would represent a 20% to 25% shortfall in revenue. If you made it as simple as that, it would be $0.50 a share roughly on earnings and that is really the difference.

Randy Reece - Avondale Partners - Analyst

Very good. That helps me understand how you set expectations for winning new business. With the businesses that you acquired over the last 12 months, outside the US for the Corporate Finance and Restructuring, how have those been performing?

Dennis Shaughnessy - FTI Consulting Inc - Chairman

Randy, it’s Dennis. The businesses in Australia are on budget or exceeding budget. Those that have been the two main acquisitions — the acquisition we bought in the valuation business here in the states is running ahead of budget. So of the three most recent ones, which would be in the last 18 months, we are pleased with the results of all three.

Randy Reece - Avondale Partners - Analyst

You are obviously not alone in what you are experiencing. Do you have any desire to pursue acquisitions of maybe beaten up properties at this time, are you going to sit back and try to figure out the direction of the market?

Jack Dunn - FTI Consulting Inc - President and CEO

Well, no, the one thing we can all bet on is the market will come back. The question simply is timing. We’d be foolish, given the balance that the Company has and the amount of cash flow, not to look at properties, especially that are — have a lot of industry expertise that can bring unique, long-term professional expertise to us. And clearly a lot of the smaller companies are experiencing significant pressure in this area and we actually talked last night about several that during the last restructuring would have been viewed as rock stars in their industries and yet we know they are have been some significant headwind issues given the fact that they are smaller practices, they tend to be more concentrated in certain industries [and the businesses] not there. So we would be on the lookout. We wouldn’t be afraid to pull the trigger. You have got to build these companies for long-term prospects.

David Bannister - FTI Consulting Inc - Chairman of North America

[It’s Dave.] If you look at the things we have done over the last couple of years, one of the real benefits we have seen is the ability to leverage our global platform and our different skills against those additions to this growth of our partnership, as I like to say. So for example, our valuation business that added in Southern California has extended itself very effectively across the entire platform of our relationships in the US with financial institutions, with major pension fund managers, and bringing some skills to bear where we have extant relationships that we can use and lever. Similarly, the — what we call the C2 acquisition, the government policy analytics

AUGUST 08, 2013 / 01:00PM GMT, FCN - Q2 2013 FTI Consulting, Inc. Earnings Conference Call

group in Washington, has very quickly been able to help a number of our clients in monitoring, analyzing, and predicting actions that are going to go on in Washington so those are the sorts of things we are looking for. Where can we add people or capabilities or capacities that lever on existing relationships not just buying things cheap because they are beat-up.

Roger Carlile - FTI Consulting Inc - CFO

And to add to that, to David’s comment, things that drive value that align well with the global trends. So industries like energy, insurance, continue to grow healthcare, you see a lot of growth in those because those are global trends that are affecting those industries and we historically make a lot of money dealing with industries that are going through transitions, whether strategic, capital, or otherwise.

Randy Reece - Avondale Partners - Analyst

Thanks a lot.

Operator

Tobey Sommer, SunTrust.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Just a numerical question. Within the Corporate Finance/Restructuring segment, how big is the North American restructuring piece of that revenue in the back half of the year?

Jack Dunn - FTI Consulting Inc - President and CEO

In the back. It is about $200 million of the $400 million on an annualized basis, Tobey, and so in the back half — I don’t actually have a number off the top of my head for the back half [forgivance] — it is running below that level so if we did $100 million in the quarter we just finished, $13 million from acquired businesses, would leave $87 million, so it’s — we probably would think it should be $200 million and it’s probably running more like $160 million or call it $80 million for the back half of the year, around those sorts of numbers. We will get you a better answer on that.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Okay. Well, that’s helpful to size it. I wanted to get a sense for the mix issue because it seems like part of what you are being confronted with is lower demand but then also a dearth of large projects that generally carry high margin. Have you experienced in your management of the Business historically a sustained stretch where large projects have simply not materialized or is this unusual and something whether it is a massive product recall or some sort of restructuring out of the blue, is likely to occur in any stretch of two, three, four quarters?

Jack Dunn - FTI Consulting Inc - President and CEO

It is a good question, I will start off. Certainly there have been troughs — Restructuring is a cyclical business. Certainly, there have been troughs. I would say no one has experienced capital costs as low as they are and probably access to capital right now as easy as it is for at least a certain breed of companies. So that overlay, Tobey, is unique against prior duration of what we would call troughs in the Restructuring market. Now does that argue that you are going to have an even bigger robust market as some of this just doesn’t work out? You could make that case. But you can also make the case and that is why we’ve taken the second half down that the government seems pretty intent on keeping that cost of funds where it is and keeping demand for certain products flush so that there’s a lot of liquidity in the market and so we may be certainly sitting here for two to three, four more quarters watching the markets continue to add liquidity to troubled companies in an effort to buy them more time to fix their problems. Now whether they are successful or not, we do not know. And yes, the whole issue of municipalities and how they’re going to be responding to some of these things going forward without federal aid is also subject to a big debate but we have seen these troughs, they have tended not to last so long but then again we haven’t had this overlay of cost of funds and liquidity that we have experienced in the last 48 months.

AUGUST 08, 2013 / 01:00PM GMT, FCN - Q2 2013 FTI Consulting, Inc. Earnings Conference Call

David Bannister - FTI Consulting Inc - Chairman of North America

Historically, in the first quarter of 2003, we saw an explosion in high-yield debt that basically, at the time, we said probably affected 85% of the companies that we had in backlog or that we had as opportunities. That resulted in — and there are two things that are maybe — one is unprecedented, which is certainly in the quantitative easing. That is a wild card that we haven’t dealt with before, as Dennis said. The second is this trend of the money here going into refinance deals as opposed to into new money deals and, in 2003, what happened was that first-quarter explosion and a high-yield that had the effect of basically costing us a backlog in larger transactions. And the result was not the companies then defaulted the next year but it was that, that then morphed into frothy lending and so we had a relatively good period of economic activity and we were very, very busy because as we’ve said time and again, we tend to do pretty well both in periods of high exuberance and in periods of bad results but when there is an ennui going on, that is not our favorite milieu. So we — to answer your question certainly for the rest of this year, you would think that, that would — they’ve probably taken care of a lot of the problems that we see out there that would normally have been opportunities for us.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Is your back half guidance, does not include any cost cuts that you may consider in the future?

Jack Dunn - FTI Consulting Inc - President and CEO

It would not include a special charge and we certainly will be making cost cuts so I would say that the answer to your question — is it basically would include adjustments we have made at the end of the second quarter and then estimates of actions that we will take in the third and fourth quarter.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

So it doesn’t — then your estimate doesn’t say? Okay. In terms of early-stage M&A, you’ve had a well-performing Economic practice and talked about being set up on a retainer. Could you describe within that mix of early-stage stuff that you are involved in, the size and scope, are there potential large projects that could come that way into the business that would feed multiple segments and maybe help offset the poor mix of business that you have got so far in the back half?

Jack Dunn - FTI Consulting Inc - President and CEO

Yes, they are very large potential assignments. They would predominantly benefit Economics because they have been retained and it would be doing the work to get the deals approved. There are some very large competition assignments there actually governmentally generated antitrust or anti-competition inquiries, which again would predominantly benefit Economics. The Technology group as we’ve said, has started to see an increase in second requests and clearly if there is aggressive execution of some of these governmental-initiated competition issues you are going to need data management, things like that, so that could spill over into Tech but I would say the group that would predominantly benefit if some of these large deals actually activate and you have to get governmental permission would be Econ.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Thanks. My last question is in Strategic Communications, nice sequential uptick in revenue there but I would have thought perhaps a little bit more margin flow-through. Could you describe what you’re seeing in the business there?

David Bannister - FTI Consulting Inc - Chairman of North America

The revenue increase included a relatively larger percentage of pass-through revenues, which had relative low margins so I’d be little bit careful on looking at the revenue increases being sustainable. We are, from time to time, asked to do things for clients in terms of booking events and so forth and so on. They are random. They are not particularly profit-making, they are not a path for revenues. But that having been said, there certain are a number of trends in that business that would suggest that revenue and demand are improving. An uptick in capital markets or M&A activity, we spoke about many times but similarly a more active regulatory or perception of regulatory environment where people need to get things done in [watching their brustles] all work well for the business.

And we are seeing some increased project revenue or activity level around traditional investor relations, public relations activities. Again, I mentioned earlier the C2 acquisition and I would reinforce that again even though it is a very small business in and of itself, its skills are leverageable and importantly leverageable against things

AUGUST 08, 2013 / 01:00PM GMT, FCN - Q2 2013 FTI Consulting, Inc. Earnings Conference Call

that major companies need to do. Roger mentioned earlier, for example, the energy space, you’ve heard us speak in the past about the work we’ve done for the energy industry, particularly around fracking, that has lots of issues that are significant to it in terms of the clients needs to be persuasive to push forward projects for new wells, for new activity around that, for increasing both regulators, legislators, and even [best] the general population’s understanding of the risks and opportunities and rewards around fracking. That is a pretty significant area. Our energy business, that was running, Roger, what, $50 million a quarter or something like that?

Roger Carlile - FTI Consulting Inc - CFO

Yes, all combined for all of [those].

David Bannister - FTI Consulting Inc - Chairman of North America

So it’s a very — it is something we again haven’t started talking about a lot yet but it is an area where we have pretty high hopes for doing some things there and it wanders that line that we’ve tried to [erase] between government policy, public affairs, public relations, economic analysis, and industrial development so we’re pretty excited about that area. We are not going to bang the drums too loud on it yet because we have got some work to do but it is one of those areas where five years from now we think we might have a pretty big business.

Dennis Shaughnessy - FTI Consulting Inc - Chairman

Yes, because of our geographic advantage, the government affairs business is really one that we want to concentrate on and add to over the coming years.

Operator

Ato Garrett, Deutsche Bank.

Paul Ginocchio - Deutsche Bank - Analyst

It is Paul Ginocchio. Just a few questions. First on the guidance. At the mid-point of the revenue guidance, your second-half revenues look like they would down about $9 million versus the first half but even taking out that Corp Fin investment of $4.5 million pre-tax, your cost in the second half at the mid-point again look like they are going to be up $2 million. So just trying to understand. Dennis, you just mentioned you were going to cut costs but in the guidance it looks like costs are actually up year-on-year — or in the second half versus the first half — is that right or am I missing something?

Jack Dunn - FTI Consulting Inc - President and CEO

Well, number one, you have got three acquisitions in it, so just — that we really closed in the second quarter so the cost of those acquisitions and the contribution will be there. So that is just math. And so we are adjusting costs, Roger, why don’t you take it from there?

Roger Carlile - FTI Consulting Inc - CFO

Paul, so you read that right in basically the way the guidance would imply that. It does imply that the second-half revenue would be down slightly. As we said it would be down as a result of the North American Restructuring market, a little bit of the Technology, other groups offsetting that somewhat by being better so it does imply down in the range you’ve said. On the cost side, you do have increased cost because of the acquisitions that closed in the quarter so you have to add that in. We continue to be focused on — there was a question earlier about were there cost reductions in the guidance and we are looking at those and thinking of those things but we have had a continued focus all year in terms of being more efficient in our various processes that might impact SG&A both in corporate unallocated SG&A and in the segments and so we will continue to work on that and if that goes well, maybe you won’t see that cost increase by the end of the year.

AUGUST 08, 2013 / 01:00PM GMT, FCN - Q2 2013 FTI Consulting, Inc. Earnings Conference Call

Paul Ginocchio - Deutsche Bank - Analyst

Okay and then just the second, assuming cash — operating cash flow is similar to last year because it looks like earnings are going to be relatively similar to last year. And looking at your updated CapEx and your acquisition spend year-to-date plus the first quarter repurchase activity, you basically have spent all your 2013 cash flow already including the full-year CapEx. So is that why you stopped your buyback or how should we think about that?

Roger Carlile - FTI Consulting Inc - CFO

No, well, first of all I don’t know that the premise is accurate. Our cash from operations — free cash flow will be better this year but remember we started the year with a $25 million positive because we advance $25 million of bonuses into the prior tax year. And so if you look at that updated guidance, it is about — on the low end of the range — it is about $25 million better than it was when I gave in February and that is basically built on — our teams across all of our businesses have done a very good job on keeping our DSOs at the targeted levels and in some cases below the targeted levels. So we are having a good cash flow. We are — at this point, as you can tell by looking at our financials, we are out of the revolver. We don’t have any revolver debt and we will be building cash for the remainder of the year.

So the question is, with that cash, what would be use that for and historically, there has been two primary things we’ve used it for, one is acquisitions, the other is share repurchases. So we — the way to think — moving on to your question about share repurchases was at the time when the stock started moving up, at the [7 new], 52-week high, it wasn’t obvious to us that we should be buying at or near the 52-week high. As that condition changes, you could see us step back into the market and continue that but as we have said before — when Board authorized that $250 million buyback of which about $171 million is still place, that runs through June of 2014. Our intention was to complete that. It is subject to market conditions and things we see as we move along but you could see us continue that. It was not stopped as a result of availability of cash.

Paul Ginocchio - Deutsche Bank - Analyst

Great and so do you want to give us an operating cash flow estimate for 2013?

Roger Carlile - FTI Consulting Inc - CFO

I did that earlier in the notes, it was $200 million to $225 million of cash from operations for the year and CapEx now $42 million to $47 million for the year.

Paul Ginocchio - Deutsche Bank - Analyst

Thanks. Sorry I missed that. Thank you very much.

Operator

And that will end the question-and-answer session. At this time, I would like to turn the call back over to Mr. Jack Dunn for any additional or closing remarks.

Jack Dunn - FTI Consulting Inc - President and CEO

Thank you very much and again thanks to everybody for joining us today.

Operator

And that will conclude today’s call. We thank you for your participation.

AUGUST 08, 2013 / 01:00PM GMT, FCN - Q2 2013 FTI Consulting, Inc. Earnings Conference Call

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